EXHIBIT 10.6

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is dated as of August 16, 2024, by and between INFINITE GROUP, INC., a Delaware corporation (the “Borrower”), and HARRY HOYEN, an individual resident of Marblehead, Ohio whose address is 125 Cove Ct. Drive, Marblehead, Ohio 43440 (together with his successors or assigns, the “Lender”) amends, restates and supersedes in its entirety that certain prior Loan and Security Agreement between the parties hereto, dated August 5, 2024 (“Prior Agreement”) and is being entered into to correct certain inadvertently incorrect references in the Prior Agreement. Terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings, if any, assigned to them by the UCC (as hereinafter defined).

RECITALS:

WHEREAS, Borrower has requested that Lender extend to Borrower a secured term loan in the aggregate amount of Two Million Dollars ($2,000,000) subject to the terms, conditions and limitations provided herein (the “Loan”); and

WHEREAS, Lender has agreed to extend the Loan to Borrower upon the terms and conditions set forth in this Agreement and the other Loan Documents (as defined in Section 1.1 below) as hereinafter set forth.

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS, GENERAL PROVISIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Accounts” has the meaning set forth in the UCC, and includes, without limitation, all accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles, and other obligations of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles, and obligations.

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or voting power in such Person.

1

“Affiliate” when used with respect to a specified Person, means a Person (i) who directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) who is a director, officer, manager, partner, member, shareholder, employee, or employer of such Person, or (iii) who is a member of the immediate family of such Person. Lender, who is the brother of the President of the Borrower, is an Affiliate of Borrower.

“Agreement” means this Agreement, together with all amendments and supplements hereto.

“Business Day” means each day, except for Saturdays, Sundays or holidays for which Lender is authorized or required to close and which Lender has designated as its holiday. Unless otherwise provided, “day” as used herein shall mean a calendar day.

“Change in Control” means (i) a sale of all or substantially all of the assets of Borrower; (ii) a merger, reorganization or consolidation in which Borrower is not the surviving entity, (iii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the current shareholders of Borrower, of Equity Interests representing more than 50% of the ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (determined on a fully diluted basis) and which results in Andrew Hoyen and James Villa ceasing to be officers of the Borrower, or (iv) Persons other than members of the board of directors as of the date hereof shall collectively have the right, by ownership of stock or other equity interests, contract or otherwise, the right to appoint a majority of the board of directors or similar governing body of Borrower.

“Collateral” means right, title and interest of Borrower in (a) all of its assets whether now or hereafter acquired, including without limitation all of its equipment, fixtures, inventory, accounts, general intangibles, goods, investment property, deposit accounts, documents, letters-of-credit rights, chattel paper and corresponding the proceeds as more fully described on Exhibit D.

“Debt” means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under capital leases; (e) obligations under letters of credit; (f) obligations under acceptance facilities; and (g) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (h) obligations secured by any Liens, whether or not the obligations have been assumed; and (i) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on a balance sheet prepared in accordance with GAAP.

“Default” means any of the events specified in Section 6.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

2

“Default Rate” means the interest rate that is the lesser of (i) 15.00% per annum and (ii) the Highest Lawful Rate.

“Distribution” means any dividend or other distribution to the shareholders, members, or Affiliates of Borrower or the applicable other Person, or the purchase, redemption, retirement or other acquisition for value of any ownership interests in Borrower or the applicable other Person now or hereafter outstanding, or the return of any capital to Borrower’s or the applicable other Person’s members, shareholders or partners, as applicable, or the distribution of any assets of Borrower or the applicable other Person to its members, shareholders or partners, as applicable.

“Event of Default” means any of the events specified in Section 6.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

“Highest Lawful Rate” means, as to Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, Lender is then permitted to contract for, charge or collect from Borrower on the Loan or the other obligations of Borrower hereunder. If the maximum rate of interest which, under applicable law, Lender is permitted to contract for, charge or collect from Borrower on the Loan or the other obligations of Borrower hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to Borrower.

“Issuance Date” has the meaning set forth in Section 2.1.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” has the meaning set forth in the recitals to this Agreement.

“Loan Documents” means this Agreement and the Notes, together with any and all other documents evidencing, securing, or otherwise relating to the Loan, together with all amendments and supplements thereto, including without limitation any mortgage or deed of trust, security agreement, deposit control agreement or financing statement.

“Loan Obligations” means the aggregate sum of all obligations owed by Borrower under the Loan Documents.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, property or results of operations of Borrower, or a material adverse effect on the ability of Borrower to satisfy the Loan Obligations.

3

“Material Debt” means any debt for borrowed money and capital leases, if any.

“Maturity Date” has the meaning ascribed to it in Section 2.1(b)(i).

“Note” means each Promissory Note issuable hereunder and payable by Borrower to the order of Lender, the form of which is attached hereto as Exhibit A, together with all amendments, restatements and supplements thereto and which together with one another may be collectively referred to hereinafter as the “Note” or the “Notes” as the context requires).

“Permits” means all licenses, permits, and certificates used or necessary in connection with the construction, ownership, operation, use, or occupancy of Borrower’s business, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need, and all such other permits, licenses, and rights, obtained from any governmental, quasi-governmental, or private person or entity whatsoever concerning ownership, operation, use, or occupancy.

“Permitted Liens” means those specific Liens delineated in Section 5.1.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates. Lender, who is an Affiliate of the President of Borrower, is a Related Party.

“Requirements of Law” means (a) the Governing Documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

“SEC Filings” means reports and filings required to be made with the U.S. Securities and Exchange under the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.

“UCC” means that Uniform Commercial Code as in effect from time to time in the State of Delaware.

In addition to the foregoing, all accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 3.4 and Section 3.12, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

4

ARTICLE 2

THE LOAN

Section 2.1. General Terms of Loan.

(a) Borrower desires to borrow from the Lender and Lender has agreed to make the Loan available to Borrower in two separate tranches equal in the aggregate of up to Two Million Dollars ($2,000,000), subject to the terms, conditions, covenants, and provisions of this Agreement, the corresponding Notes and the other Loan Documents, if any. Borrower has made the covenants, representations, and warranties set forth herein and therein as a material inducement to Lender to make the Loan. Each tranche of the Loan shall be evidenced by a separate Note.

(b) The Loan may be made in two separate tranches as follows:

(i) commencing on the date hereof, Borrower may Borrow up to One Million Two Hundred Thousand Dollars ($1,200,000) from Lender to be evidenced by a Note in the principal amount of One Million Two Hundred Thousand Dollars ($1,200,000), having a term ending on the date (the “Maturity Date”) that is four (4) years from the date thereof (the “Issuance Date”); and

(ii) commencing on September 1, 2024, Borrower may borrow up to an additional Eight Hundred Thousand Dollars ($800,000) from Lender to be evidenced by a Note in the principal amount of Eight Hundred Thousand Dollars ($800,000), having a Maturity Date that is four (4) years from the Issuance Date thereof.

(c) The Loan is non-revolving in nature and, once borrowed and repaid, may not be reborrowed.

(d) The Loan may be prepaid by Borrower in whole or in part at any time without fee or penalty.

Section 2.2. Disbursement of the Loan. Each tranche of the Loan shall be fully advanced by Lender within five (5) Business Bays of a written request by Borrower therefor.

Section 2.3. The Promissory Note(s). Borrower’s obligation to repay the Loan shall be evidenced by this Agreement, the Notes, and the other Loan Documents, if any.

5

Section 2.4. Principal Payments; Amortization.

Principal amounts outstanding under the Loan shall be paid and amortized in accordance with the Loan Amortization and Payment Schedule set forth under Exhibit B hereto (the “Amortization Schedule”). Borrower hereby unconditionally promises to pay to Lender, commencing on the Issuance Date of each Note and on the last day of each calendar month thereafter, a monthly payment in the amount set forth on the Amortization Schedule. On the Maturity Date, any and all then-unpaid principal amount of the Loan shall be due and paid.

Section 2.5. Interest Payments; Rate. The Loan shall bear simple interest at a rate equal to 8.00% per annum, in accordance with the Amortization Schedule. In no event shall the applicable rate of interest be greater than the Highest Lawful Rate. Accrued interest on the Loan shall be payable in arrears on the last Business Day of each calendar month and on the Termination Date in accordance with the Amortization Schedule. Interest shall be calculated based on the actual number of days elapsed over a 360-day year.

Section 2.6. Default Interest; Rate. Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default, the Loan and any other amounts outstanding, shall, as of the date of such Event of Default, bear interest, after as well as before judgment, at the Default Rate until such Event of Default is cured in accordance with Section 6.1.

Section 2.7. Prepayment. Borrower may prepay the Loan in whole or in part at any time during the term hereof, without prepayment premium or penalty.

Section 2.8. Payments in U.S. Dollars. All sums payable to Lender hereunder shall be paid directly to Lender in United States Dollars and immediately available funds to the account designated by Lender in writing upon execution hereof.

Section 2.9. Conditions Precedent to Loan. The obligation of Lender to disburse the proceeds of the Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, as follows:

(a) Promissory Note. Each Note duly executed and delivered by Borrower;

(b) Loan Documents. All other Loan Documents have been executed and delivered to Lender;

(c) Evidence of Corporate Action by Borrower. Certified (as of the date of this Agreement) copies (i) the true and correct articles of incorporation and by-laws of Borrower, (ii) incumbency of officers executing any Loan Document with specimen signatures, (iii) of existence and good standing certificates from the Secretary of State of Delaware, and (iv) of all action taken by Borrower, including resolutions of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

6

(d) Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents shall be true and correct on and as of the date of disbursement of the proceeds of each of the first and second tranches of the Loan in all materials respects;

(e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing;

(f) Insurance. Lender shall have received certificates of insurance coverage of Borrower in form and substance reasonably satisfactory to Lender evidencing that Borrower is carrying usual and customary insurance subject to normal deductibles for similar companies;

(g) No Material Adverse Change. There shall have been no event having a Material Adverse Effect since December 31, 2023;

(h) Other Instruments and Documents. Receipt by Lender of such additional certificates, proceedings, instruments and other documents as Lender or its counsel may reasonably request to evidence (i) compliance by Borrower with all Requirements of Law, (ii) the truth and accuracy, as of the date of this Agreement, of the representations and warranties of Borrower contained herein, and (iii) the due performance or satisfaction by Borrower, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by Borrower pursuant hereto; and

(i) Reduction of Existing Debt. In addition to the foregoing, it shall be a condition to Lender’s extension of the second tranche of Eight Hundred Thousand Dollars ($800,000) provided for under Section 2.1(b)(ii) above that on or prior to such extension, Borrower shall have reduced its Debt outstanding as of the date hereof.

7

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 3.1. Existence, Good Standing, and Due Qualification. Borrower is duly organized as a corporation under the laws of Delaware. Borrower is not presently in good standing in the State of Delaware but intends to use a portion of the proceeds of the Loan to regain good standing in the State of Delaware. Subject to the foregoing, Borrower has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in. Borrower is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Borrower’s exact legal name, type of organization, and state of organization are set forth in the preamble to this Agreement.

Section 3.2. Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action.

Section 3.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally or by general principles of equity.

Section 3.4. Financial Statements. No information, exhibit, or report furnished by Borrower to Lender in connection with the negotiation of this Agreement, including any financial statements, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

Section 3.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of Borrower.

Section 3.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter restriction which could have a Material Adverse Effect. Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any material agreement or instrument material to its business to which it is a party, which may, in any one case or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

Section 3.7. Litigation. There is no pending or, to Borrower’s knowledge, threatened action or proceeding against or affecting Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, be reasonably likely to result in a Material Adverse Effect or the ability of Borrower to perform its, his or their obligation under the Loan Documents.

8

Section 3.8. No Defaults on Outstanding Judgments or Orders. Borrower has satisfied all judgments, and it is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, except that Borrower is in arrears with respect to its SEC Filings.

Section 3.9. Ownership and Liens. Borrower has defensible title to, or valid leasehold interests in, the Collateral and all of its other properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 3.4 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower and none of its leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 5.1 of this Agreement.

Section 3.10. Operation of Business.

(a) Except for good standing in the State of Delaware, Borrower possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing. The current address of Borrower’s chief executive office, and the address where the Records concerning Borrower’s Accounts, Payment Intangibles and other intangible Collateral are kept, are accurately set forth in this Agreement.

(b) Borrower is the lawful owner of all Permits, which (i) are in full force and effect, (ii) constitute all of the permits, licenses, and certificates required for the use, operation, and occupancy thereof, (iii) have not been pledged as collateral for any other loan or Debt, (iv) are held free from any restriction or any encumbrance which would materially adversely affect Borrower’s use thereof, and (v) are not provisional, probationary, or restricted in any way. Borrower is in compliance in all material respects with the applicable provisions of all laws, rules, regulations, and published interpretations to which it is subject, except for the requirements to make SEC Filings. No waivers of any laws, rules, regulations, or requirements are required for Borrower to operate.

Section 3.11. Taxes. Other than for certain franchise taxes owed to the State of Delaware [and payment of applicable 2023 federal, state and municipal income taxes for which Borrower is on extension], Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid prior to delinquency all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

Section 3.12. Debt. Schedule 3.12 contains a true, correct and complete listing of all of Borrower’s Debt outstanding as of the date hereof. Other than the Debt reflected on Schedule 3.12, Borrower has no outstanding Debt under any credit agreements, indentures, purchase agreements, guaranties, capital leases, or other instruments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated.

Section 3.13. Trade Names. Borrower has not changed its name, been known by any other name, or been a party to a merger, reorganization or similar transaction within the last five (5) years.

Section 3.14. Accuracy of Representations, Warranties and Covenants. Borrower represents and warrants that all representations, warranties and covenants contained herein and in the other Loan Documents are true and correct as of the date hereof.

9

Section 3.15. Disclosure. All information furnished or to be furnished by Borrower to Lender in connection with the Loan or any of the Loan Documents is, or will be at the time the same is furnished, accurate and correct in all material respects and complete as far as completeness may be necessary to provide Lender with true and accurate knowledge of the subject matter.

Section 3.16. Loan Documents Reviewed; Enforceable. Borrower has reviewed all the Loan Documents which are required to be executed in connection with the closing of the Loan. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower, and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of Borrowers’ obligations), and Borrower has not asserted nor will it assert any right of rescission, set‑off, counterclaim or defense with respect thereto.

Section 3.17. Properties. Borrower has defensible title to, or valid leasehold interests in, all its respective real and personal property material to its business, except for minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted. Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and such Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

10

ARTICLE 4

AFFIRMATIVE COVENANTS

Borrower agrees with and covenants unto Lender that until the Loan Obligations have been indefeasibility paid in full in cash, Borrower shall (unless expressly waived in writing by Lender in Lender’s sole and absolute discretion) to:

Section 4.1. Maintenance of Existence. Preserve and maintain its existence and regain good standing in Delaware, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which the failure to so qualify may reasonably be expected to have a Material Adverse Effect.

Section 4.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all material financial transactions of Borrower.

Section 4.3. Maintenance of Properties. Except for production and the purchases and sales of properties in Borrower’s ordinary course of business, maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted. Borrower will keep the Collateral in good condition, and will not waste or destroy any of the same.

Section 4.4. Conduct of Business. Continue to: (a) engage in a business of the same general type as presently conducted by it, (b) operate in compliance with applicable laws and regulations relating thereto and cause all Permits, and any other agreements necessary for the use and operation of Borrower; and (c) keep all required Permits current and in full force and effect.

Section 4.5. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property. Borrower will not use the Collateral in violation of any statute or ordinance or any policy of insurance thereon.

Section 4.6. Payment of Loan/Performance of Loan Obligations. Duly and punctually pay or cause to be paid the principal and interest of Loan in accordance with its respective terms and duly and punctually pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

Section 4.7. Continuing Obligation. Notify Lender in writing if it becomes aware of any representation, warranty or covenant contained herein and in the Loan Documents becomes untrue in any material respect after the date hereof.

11

ARTICLE 5

NEGATIVE COVENANTS

Until the Loan Obligations have been indefeasibly paid in full in cash, Borrower shall not:

Section 5.1. Liens. Create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except for the following Liens (“Permitted Liens”):

(a) any prior existing Lien granted by Borrower including, without limitation, the Liens listed on Schedule 5.1(a) hereto;

(b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(e) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

(f) judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

(g) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

12

Section 5.2. Debt. Create, incur, assume, or suffer to exist, any Debt, except:

(a) Debt of Borrower under this Agreement, the Notes or other Debt payable to Lender;

(b) accounts payable to trade creditors incurred in the ordinary course of Borrower’s business for good or services which are not aged more than ninety (90) days from billing date thereof;

(c) security deposits and similar obligations securing performance in favor of landlords, lenders, lessors and other third-party vendors and reimbursement obligations in connection with letters of credit in favor of landlords, lenders, lessors and other third-party vendors in the ordinary course of business;

(d) current outstanding Debt; and

(e) unsecured Debt.

Section 5.3. Mergers, Sale of Assets, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

Section 5.4. Acquisitions. Consummate any Acquisition (either directly or indirectly) or enter into any binding agreement for any Acquisition.

Section 5.5. Distributions. Declare or make, or agree to pay or make, directly or indirectly, any Distribution, return any capital or make any distribution of its property to any holder of any class of its equity interest, except (a) Borrower may make Distributions with respect to its equity interests with or by issuing additional shares of its equity interests, and (b) so long as no Event of Default has then occurred and is continuing, Borrower may make Distributions to holders of its preferred stock in accordance with, and in respect of, the terms of such preferred stock.

13

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” if not remedied or cured by Borrower within thirty (30) days following receipt by Borrower of written notice from Lender of the occurrence thereof:

(a) Borrower fails to pay any principal of the Loan when and as the same shall become due and payable whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) Borrower fails to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in Section 6.1(a)) payable under any Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made by or on behalf of Borrower in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, proves to have been materially incorrect when made;

(d) Borrower fails to observe or perform any covenant, condition or agreement contained in Article III;

(e) Borrower fails to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 6.1(a), Section 6.1(b), Section 6.1(c) or Section 6.1(d) or any other Loan Document;

(f) Borrower fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Debt, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Debt of Borrower becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the redemption or repurchase thereof or any offer to redeem or repurchase to be made in respect thereof, prior to its scheduled maturity or require Borrower to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets;

(i) Borrower (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.1(h), (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, (vi) takes any action for the purpose of effecting any of the foregoing; or any stockholder of Borrower makes any request or takes any action for the purpose of calling a meeting of the stockholders of Borrower to consider a resolution to dissolve and wind up Borrower’s affairs, or (vii) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; and

14

(j) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (to the extent not covered by independent third party insurance provided by financially sound and reputable insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) is rendered against Borrower and the same remains undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment.

Section 6.2. Remedies.

(a) In the case of an Event of Default other than one described in Section 6.1(h) or Section 6.1(i) at any time thereafter during the continuance of such Event of Default, Lender may by delivery of written notice to Borrower, declare the Loan then outstanding to be due and payable in whole or in part and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder and under the Loan and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by Borrower; and in case of an Event of Default described in Section 6.1(h) or Section 6.1(i), the principal of the Loan then outstanding, together with accrued interest thereon and all fees and the other obligations of Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

(b) In the case of the occurrence of an Event of Default, Lender will have all other rights and remedies available at law and equity and may:

(i) proceed to appoint a receiver to administer Borrower for the benefit of Lender and to satisfy the debts and obligations of Borrower, including, without limitation, the Loan Obligations;

(ii) file suit and obtain judgment and, in conjunction with any action, Lender may seek any ancillary remedies provided by law, including levy of attachment, detinue, replevin, or garnishment; and/or

(iii) proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Loan Obligations constituting fees, expenses and indemnities payable to Lender;

(ii) second, to payment of accrued interest on the Loan;

(iii) third, pro rata to any other Loan Obligations; and

(iv) last, any excess, after all of the Loan Obligations shall have been indefeasibly paid in full in cash, shall be paid to Borrower or as otherwise required by any Requirement of Law.

15

ARTICLE 7

SECURITY AGREEMENT AND COLLATERAL

Section 7.1. Grant of Lien and Security Interest. In consideration of the Loan Obligations, and as security therefor, Borrower hereby grants, bargains, sells, conveys, assigns, transfers and sets over to Lender a Lien and security interest in, all of Borrower's right, title and interest in and to the Collateral, wherever located, and whether now owned or hereafter acquired or arising, it being the intent that the Lien and security interest granted hereby shall secure the payment and performance of the Loan Obligations.

Section 7.2. Perfection of Security Interests. Borrower irrevocably authorizes Lender at any time to complete, sign or authenticate in Borrower's name, and file financing statements describing the Collateral and containing such other information as Lender deems appropriate. In addition to, and not in limitation of the foregoing authorization, Borrower expressly authorizes the filing of a UCC-1 Financing Statement in the form attached hereto as Exhibit C. In addition, at the request of Lender, Borrower will execute financing statements in form and number reasonably satisfactory to Lender and will pay the cost of filing the same in all public offices where filing is deemed by Lender to be necessary.

Section 7.3. Further Assurances. Borrower shall do, make, execute, and deliver to Lender all such additional and further acts, things, assignments, assurances, and instruments as Lender may reasonably require to more completely vest in and assure to Lender its rights hereunder and in or to the Collateral and the proceeds and products thereof. Borrower will pay promptly when due all taxes and assessments upon the Collateral or any part thereof, upon its use or operation thereof, upon the proceeds or products thereof, upon this Agreement, and upon any note or notes evidencing the Loan Obligations. At its option, Lender may discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral or any part thereof and may pay for the maintenance and preservation of the Collateral, but Lender shall not be under any duty to exercise any such authority. Borrower agrees to reimburse Lender, upon demand, for any payment made or any expense incurred by Lender pursuant to the foregoing authorization. All sums expended by Lender which Borrower is obligated to reimburse Lender under this Agreement shall bear interest from the date reimbursement is due until the date paid in full in cash at the agreed contractual rate, as such rate shall change from time to time, but in any event not more than the Highest Lawful Rate. All such sums and the interest thereon shall be secured by the security interest granted by the Loan Documents and, if not paid when due, shall be added to the principal balance of the then-outstanding Loan Obligations and interest shall thereafter accrue on such sum at the interest rate specified above unless prohibited by law.

Section 7.4. Collateral Condition and Location. Borrower will take such steps as are necessary to ensure that Lender’s security interest is perfected with respect to each item of the Collateral and that such security interests are of record in all appropriate jurisdictions as first liens at the time the Loan is funded. Borrower shall timely supply Lender with evidence of the satisfaction of such requirements. Borrower will not remove any item of Collateral from the location(s) indicated on Exhibit D without Lender’s prior written consent, which consent may be withheld or conditioned at Lender’s sole discretion. Borrower will keep the Collateral secured, in good condition, make all necessary repairs, use their best efforts to prevent any act which might impair the value of the Collateral and will defend Lender’s security interest in the Collateral. Borrowers will not change their principal place of business or residence, as the case may be, without thirty (30) days prior written notice to Lender. Upon Lender’s request, Borrower will attach to its records a notation satisfactory to Lender of Lender’s security interest in the Collateral. Borrower will not, and will not permit any third party to, reframe, restore or repair any property without the prior written consent of Lender, which consent will not be unreasonably withheld.

Section 7.5. Possession by Third Parties. Subject to the provisions of Section 7.4 above, Borrower will cause any third party in possession of any item of Collateral to execute and deliver to Lender such warehouse or bailment agreements as shall be satisfactory to Lender in its sole discretion.

Section 7.6. Termination. At any time when no Loan Obligations remain outstanding, no Loan Obligations are unperformed and there exists no commitment on the part of Lender to enter into any other or future Loan Obligation, upon written demand of Borrower, Lender will file, or at Lender's election will furnish to Borrower for filing, a termination statement with respect to its security interest in the Collateral. Upon the filing, or furnishing to Borrower for filing, of such a termination statement which has been duly executed on behalf of Lender, this Agreement shall terminate. Prior to such termination, this shall be a continuing agreement in every respect.

16

ARTICLE 8

MISCELLANEOUS

Section 8.1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2. Notices, Etc. Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below), (b) three (3) days following the date deposited in U.S. mail, certified or registered, with return receipt requested, (c) one (1) day following the date deposited with Federal Express or other national overnight carrier, or (d) when received via e‑mail or other electronic means (including facsimile), with electronic confirmation of delivery, and in each case addressed as follows:

If to Borrower:	Infinite Group, Inc. 175 Sully’s Trail, Suite 202 Pittsford, New York 14534 Attn: James Villa Email: JVilla@IGIus.com

With a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Attention: Joseph Lucosky Email: jlucosky@lucbro.com Attention: Victoria Baylin Email: vbaylin@lucbro.com

If to Lender:	Harry Hoyen 125 Cove Court Drive Marblehead, Ohio 43440 Email: harryhoyen2017@gmail.com or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.2. Except as otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or sent electronically and addressed as aforesaid.

Section 8.3. No Waiver. No failure or delay on the part of Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

Section 8.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under any Loan Document to which Borrower is a party without the prior written consent of Lender.

17

Section 8.5. Costs, Expenses, and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for Lender incurred in connection with advising Lender as to its rights and responsibilities hereunder. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. If at any time or times hereafter Lender employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by Borrower and delivered to Lender with respect to the Loan Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any pending, threatened or anticipated suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by Borrower and delivered to Lender with respect to the Loan Obligations, or to represent Lender in any litigation with respect to the affairs of Borrower, or to enforce any rights of Lender or obligations of Borrower, which may be obligated to Lender by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Lender by or for the benefit of Borrower with respect to the Loan Obligations, or to collect from Borrower any amounts owing hereunder, then in any such event, all reasonable attorneys’ fees incurred by Lender arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Loan Obligations.

Section 8.6. Performance of Lender. At its option, upon Borrower’s failure to do so, Lender may make any payment or do any act on Borrower’s behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, reasonable attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from the date advanced until repaid.

Section 8.7. GOVERNING LAW. EACH PARTY HERETO AGREES THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE. EACH PARTY HERETO SUBMITS (AND WAIVES ALL RIGHTS TO OBJECT) TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE IN WILMINGTON FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE; PROVIDED NOTHING IN THIS SECTION SHALL PREVENT THE ENFORCEMENT OF ANY LIEN IN ANY JURISDICTION IN WHICH THE PROPERTY OR OTHER COLLATERAL SUBJECT TO SUCH LIEN IS LOCATED.

18

Section 8.8. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.9. Headings. Article and section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 8.10. Singular v. Plural; Amendments. References to the plural shall include the singular, and references to the singular shall include the plural. All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefor.

Section 8.11. Set Off. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind) at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower owed to Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this section are in addition to other rights and remedies (including other rights of setoff) which Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided further that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.12. Time of Essence. Time is of the essence in the performance of this Agreement.

Section 8.13. Prior Agreements; Counterparts. This Agreement and the instruments referred to herein supersede and incorporate all representations, promises and statements, oral or written, made by each party hereto in connection with the Loan. This Agreement is for the sole benefit of Borrower and Lender (and their successors and permitted assigns, and there shall be no third-party beneficiaries of this Agreement. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. A signed copy of this Agreement shall have the same force and effect as an original. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

19

Section 8.14. Loan and Security Agreement Governs. The Loan is governed by the terms and provisions set forth in this Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control; provided, however, that in the event that there is any apparent conflict between any particular term or provision which appears in both this Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Agreement and the Loan Documents to be performed or complied with, then, notwithstanding the foregoing, both the terms of this Agreement and the other Loan Documents shall be performed and complied with.

Section 8.15. INTEGRATION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.16. JURY TRIAL WAIVER. EACH OF LENDER AND BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF LENDER HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Section 8.17. Interest Rate Limitation. It is the intention of the parties hereto that Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loan, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to Lender that is contracted for, taken, reserved, charged or received by Lender under any of the Loan Documents or agreements or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by Lender on the principal amount of the Loan Obligations (or, to the extent that the principal amount of the Loan Obligations shall have been or would thereby be paid in full, refunded by Lender to Borrower); and (b) in the event that the maturity of the Loan is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Lender on the principal amount of the Loan Obligation (or, to the extent that the principal amount of the Loan Obligation shall have been or would thereby be paid in full, refunded by Lender to Borrower). All sums paid or agreed to be paid to Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loan until payment in full so that the rate or amount of interest on account of any Loan hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to Lender on any date shall be computed at the Highest Lawful Rate applicable to Lender pursuant to this section and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Lender would be less than the amount of interest payable to Lender computed at the Highest Lawful Rate applicable to Lender, then the amount of interest payable to Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Lender until the total amount of interest payable to Lender shall equal the total amount of interest which would have been payable to Lender if the total amount of interest had been computed without giving effect to this section.

20

Section 8.18. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 8.19. USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower and Borrower in accordance with the Act.

Section 8.20. Consumer Transaction. The security interest granted in this Agreement does not secure a consumer credit transaction as defined in the Consumer Credit Protection Act and Federal Reserve Board Regulation Z and does not apply to household goods of Borrower as defined in Federal Reserve Board Regulation AA.

[SIGNATURES ON FOLLOWING PAGE]

21

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives, as of the date first above written.

BORROWER:

INFINITE GROUP, INC.
a Delaware corporation

By:	/s/ James Villa
James Villa, Chief Executive Officer

LENDER:

HARRY HOYEN

/s/ Harry Hoyen

22

SCHEDULE 3.12

DEBT

23

SCHEDULE 5.1(a)

LIENS

24

EXHIBIT A

FORM OF NOTES

(Attached)

25

EXHIBIT B

LOAN AMORTIZATION AND PAYMENT SCHEDULE

(Attached)

26

EXHIBIT C

FORM OF FINANCING STATEMENT

(Attached)

27

EXHIBIT D

LIST OF COLLATERAL

(List Below/Attached)

28